                                                                    Exhibit 99.1


                  MEMRY ANNOUNCES SALE OF EUROPEAN SUBSIDIARY

Brookfield, Conn., February 8, 2001 - Memry Corporation (AMEX:MRY), which develops, manufactures and markets products based on advanced shape memory alloys, announced today that it has sold its European operation, Memry Europe, for $1 million in cash plus the assumption of Memry Europe's liabilities. As part of the transaction, Memry Corporation entered into a license and supply agreement with Memry Europe pursuant to which Memry will grant to Memry Europe a royalty-bearing license to certain technologies and will agree to supply Memry Europe with certain alloys and tubing. The buyer has agreed to rename Memry Europe within the next 30 days.

James Binch, chairman and CEO of Memry said, "Since the acquisition of Memry Europe, our company's strategic direction has increasingly focused on the medical device arena, thus making Memry Europe's expertise in the commercial and industrial uses of Nitinol less critical to the company's future. The disappointing financial results of the operation have definitely contributed to this decision. Over the past four quarters, we have experienced approximately $750,000 in ordinary operating losses directly attributable to the European operation. With this transaction we will have eliminated the ongoing financial drain."

"In addition", Binch said, "Memry has the opportunity to obtain additional revenues and profits from both royalty payments from technology licenses and the sale to Memry Europe of alloys and tubing."

With the sale, Memry will take a write down of approximately $4.2 million in the second fiscal quarter.

Memry Corporation provides fully integrated development and manufacturing services to the medical device industry. The company's core capabilities include the design, development and manufacture of nickel titanium (Nitinol) strip, wire and tube; prototype development; advanced laser processing; and specialized micro-coiling and contract assembly. Memry's medical device products include laparoscopic surgical sub-assemblies, medical stent materials and components, catheter components and guidewires. The company also maintains a commercial and industrial materials and components business that produces Nitinol semi-finished materials and components.

For more information contact Chief Financial Officer Robert P. Belcher at (203) 740-7311. E-mail: Robert_Belcher@memry.com or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. E-mail: info@hwakassociates.com.

Detailed information about Memry Corporation can be found on the website www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website: www.hawkassociates.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward- looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.